Exhibit 10.17

Assurant Deferred Compensation Plan

Plan Document

Amended and Restated

Effective March 1, 2005

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ARTICLE 6	Survivor Benefit	18
6.1	Pre-Termination Survivor Benefit	18
6.2	Payment of Pre-Termination Survivor Benefit	18
6.3	Death Prior to Completion of Termination or Disability Benefit	19

ARTICLE 7	Disability Benefit	19
7.1	Disability Benefit	19
7.2	Payment of Disability Benefit	19

ARTICLE 8	Beneficiary Designation	20
8.1	Beneficiary	20
8.2	Beneficiary Designation/Change	20
8.3	Acceptance	20
8.4	No Beneficiary Designation	20
8.5	Doubt as to Beneficiary	20
8.6	Discharge of Obligations	20

ARTICLE 9	Leave of Absence	21
9.1	Paid Leave of Absence	21
9.2	Unpaid Leave of Absence	21

ARTICLE 10	Termination/Amendment/Modification	21
10.1	Termination	21
10.2	Amendment	22
10.3	Effect of Payment	22
10.4	Amendment to Ensure Proper Characterization of the Plan	22
10.5	Changes in Law Affecting Taxability	22
10.6	Prohibited Acceleration/Distribution Timing	23

ARTICLE 11	Administration	23
11.1	Administrator Duties	23
11.2	Agents	25
11.3	Binding Effect of Decisions	25
11.4	Indemnity of Administrators	25
11.5	Company Information	25

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ARTICLE 12	Other Benefits and Agreements	26
12.1	Coordination with Other Benefits	26

ARTICLE 13	Claims Procedures	26
13.1	Scope of Claims Procedures	26
13.2	Initial Claim	26
13.3	Review Procedures	27
13.4	Calculation of Time Periods	29
13.5	Legal Action	30

ARTICLE 14	Trust	30
14.1	Establishment of the Trust	30
14.2	Interrelationship of the Plan and the Trust	30
14.3	Distributions from the Trust	30

ARTICLE 15	Miscellaneous	30
15.1	Status of Plan	30
15.2	Unsecured General Creditor	31
15.3	Company’s Liability	31
15.4	Nonassignability	31
15.5	Not a Contract of Employment	31
15.6	Furnishing Information	31
15.7	Terms	31
15.8	Captions	32
15.9	Governing Law	32
15.10	Notice	32
15.11	Successors	32
15.12	Spouse’s Interest	32
15.13	Validity	32
15.14	Incompetent	32
15.15	Court Order	33
15.16	Distribution in the Event of Taxation	33
15.17	Insurance	33
15.18	Aggregation of Employers	33

APPENDIX 1: PROVISIONS GOVERNING PRE-2005 DEFERRALS		35

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ASSURANT DEFERRED COMPENSATION PLAN

Amended and Restated

Effective March 1, 2005

Purpose

     The purpose of this Assurant Deferred Compensation Plan (the “Plan”), as amended and restated, is to provide specified benefits to a select group of management or highly compensated employees of Assurant, Inc. (the “Sponsor”) and those of the Sponsor’s affiliates that adopt this Plan with the approval of the board of directors of the Sponsor, or a duly appointed committee thereof (the “Board”) (the Sponsor, as well as each such affiliate, hereinafter are referred to collectively as the “Company”), and also to provide such benefits to non-employee members of the board of directors of the Sponsor.

     The Plan is an amendment and restatement of the Assurant Investment Plan, attached as Appendix 1 hereto, the terms of which have not been materially modified after October 3, 2004. Notwithstanding any provision of the Plan to the contrary, but subject to Section 11.1, amounts deferred or contributed under the Plan prior to January 1, 2005, plus any earnings or losses thereon, are governed by the terms of Appendix 1, while all amounts deferred under the Plan on or after January 1, 2005, plus any earnings or losses thereon, are governed by the remaining provisions of the Plan.

     This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder (“Section 409A”) with respect to amounts deferred on or after January 1, 2005, plus any earnings or losses thereon.

ARTICLE 1
Definitions

     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Deferral Account balance and (ii) the Company Discretionary Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

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1.2	“Administrator” shall mean the Board, or, to the extent provided in Article 11, the committee designated by the Board to perform certain of the Board’s duties and responsibilities in respect of the Plan.

1.3	“Annual Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding Incentive Payments, Directors Fees, overtime, fringe benefits, stock options, relocation expenses, non-monetary awards, fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated without regard to any reductions for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company (and therefore shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h) or 132(f)(4) pursuant to plans established by the Company).

1.4	“Annual Company Discretionary Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.5.

1.5	“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary and/or Incentive Payments, or Directors Fees that a Participant elects to have, and is, deferred in accordance with Article 3, for the Plan Year of reference. For purposes of the Plan, a deferral of a Participant’s Annual Base Salary shall be considered as deferred for the Plan Year in which the services giving rise to the Annual Base Salary are performed and a deferral of a Participant’s Incentive Payments or Directors Fees shall be considered as deferred for the Plan Year in which the Incentive Payments or Directors Fees would, but for the deferral election, have been payable to the Participant. By way of example, a Participant’s 2005 Annual Deferral Amount shall consist of: (i) that portion of the Participant’s Annual Base Salary earned during 2005 which is deferred under the Plan; and/or (ii) that portion of the Participant’s Incentive Payments or Directors Fees which, but for the Participant’s election to defer such amounts under the Plan, would have been payable to the Participant during 2005 (including those Incentive Payments deferred under the Plan which, while otherwise payable in 2005, were earned during 2004). In the event of a Participant’s Disability, death or a Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Beneficiary Designation Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

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1.8	“Board” shall mean the board of directors of the Sponsor, or a committee thereof duly appointed to act on behalf of the Board in respect of the Plan.

1.9	“Claimant” shall have the meaning set forth in Section 13.2.

1.10	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.11	“Company” shall mean the Sponsor and any affiliate of the Sponsor that adopts this Plan with the approval of the Board, and any successor to all or substantially all of the Company’s assets or business.

1.12	“Company Discretionary Account” shall mean (i) the sum of the Participant’s Annual Company Discretionary Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Discretionary Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Discretionary Account.

1.13	“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Administrator determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Administrator to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Administrator may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited or debited with additional amounts in accordance with Section 3.8 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Administrator in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Code Section 162(m).

1.14	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.15	“Director” shall mean a member of the board of directors of the Sponsor who is not an Employee.

1.16	“Directors Fees” shall mean the fees paid by the Sponsor, including retainer fees and meetings fees, as compensation for serving on the board of directors of the Sponsor.

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1.17	“Disability” shall mean, except as may otherwise be required by Section 409A, a period of disability during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company.

1.18	“Disability Benefit” shall mean the benefit set forth in Article 7.

1.19	“Effective Date” shall mean the effective date of this amended and restated Plan, which is March 1, 2005.

1.20	“Election Form” shall mean the form or forms established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make an election under the Plan (which form or forms may take the form of an electronic transmission, if required or permitted by the Administrator).

1.21	“Employee” shall mean an individual whom the Company treats as an “employee” for Federal income tax withholding purposes.

1.22	“Incentive Payments” shall mean any cash compensation paid to a Participant under the Sponsor’s Short-Term Incentive Plan, and any other non-base salary cash compensation paid to a Participant under any other incentive plan or bonus arrangement of the Company relating to services performed during any calendar year, including, but not limited to, commissions, special incentives or bonuses, lump-sum “change-in-control” payments, eligible severance payments (each as defined by the Administrator), whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year. Notwithstanding the preceding, the Administrator may, in its discretion, limit those types of non-base salary cash compensation which qualify as “Incentive Payments” under the Plan for any given calendar year.

1.23	“Participant” shall mean any Employee who is selected by the Administrator to participate in the Plan, provided such individual (i) elects to participate in the Plan, (ii) signs a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, (iii) has his or her signed Plan Agreement, Election Form(s) and Beneficiary Designation Form accepted by the Administrator, (iv) commences participation in the Plan, and (v) does not have his or her Plan Agreement terminated. The term “Participant” shall also mean any Director who satisfies the above requirements for enrollment. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan under any circumstance. The term Participant shall also include any former Employee who satisfies the conditions of Section 2.5.

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1.24	“Performance-Based Compensation” shall mean that portion of a Participant’s Incentive Payments which is based on the performance by the Participant of services for the Company over a period of at least twelve (12) months and which qualifies as “performance-based compensation” under Section 409A.

1.25	“Plan” shall mean this Assurant Deferred Compensation Plan, as amended and restated, as evidenced by this instrument and by each Plan Agreement, as they may be further amended from time to time.

1.26	“Plan Agreement” shall mean a written agreement (which may take the form of an electronic transmission, if required or permitted by the Administrator), as may be amended from time to time, which is entered into by and between the Company and a Participant. Each Plan Agreement executed by a Participant and the Company shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Company shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Company and the Participant. In the Plan Agreement, each Participant shall acknowledge that he or she accepts all of the terms of the Plan including the discretionary authority of the Administrator as set forth in Article 11.

1.27	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year during which this Plan is in effect; provided.

1.28	“Pre-Termination Survivor Benefit” shall mean the benefit set forth in Article 6.

1.29	“Section 409A” shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.30	“Separation from Service” shall mean separation from service, within the meaning of Section 409A, with the Company by a Participant, voluntarily or involuntarily, for any reason other than Disability, death or an authorized leave of absence.

1.31	“Fixed Date Payout” shall mean the payout set forth in Article 4.

1.32	“Specified Employee” shall mean, with respect to a corporation any stock of which is publicly traded on an established securities market or otherwise, a Key Employee, as currently defined in Code Section 416(i) (without regard to paragraph (5) thereof) to mean, as of the Effective Date, an Employee of the Company who, at any time during the Plan Year, is (1) an officer of the Company having an annual compensation greater than one hundred thirty-five thousand dollars ($135,000) for 2005 (indexed for inflation in future years); (ii) a five-percent (5%) owner of the Company; or (iii) a one-percent (1%) owner of the Company

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having an annual compensation from the Company of more than one hundred fifty thousand dollars ($150,000).

1.33	“Sponsor” shall mean Assurant, Inc., and any successor to all or substantially all of the Sponsor’s assets or business.

1.34	“Termination Benefit” shall mean the benefit set forth in Article 5.

1.35	“Trust” shall mean the trust established pursuant to this Plan, as amended from time to time. The assets of the Trust shall be the property of the Company.

1.36	“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.

1.37	“Yearly Installment Method” shall be a yearly installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant (or the appropriate portion thereof) shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day), and shall be paid as soon as practicable thereafter. The date of reference with respect to the first (1st) yearly installment payment shall be as provided in Section 5.2, 6.2 or 7.2 (as applicable), and the date of reference with respect to subsequent yearly installment payments shall be the July 1 of the following Plan Year. The yearly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a ten (10) year Yearly Installment Method, the first payment shall be one-tenth (1/10) of the Account Balance, calculated as described in this definition. The following year, the payment shall be one-ninth (1/9) of the Account Balance, calculated as described in this definition.

ARTICLE 2
Selection/Enrollment/Eligibility

2.1	Eligibility. As of the Effective Date, participation in the Plan shall be limited to (i) Employees whom the Administrator designates, in its sole discretion, for participation, provided that (1) Employees may not participate in the Plan unless they are members of a select group of management or highly compensated employees of the Company, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (which determination shall be made by the Administrator in its sole discretion) and (2) unless and until the Administrator revises the following standards for Employee participation as it deems necessary or appropriate in its discretion, only those Employees earning at least one hundred twenty-five thousand dollars ($125,000)

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in annual base salary and those Employees earning less than one hundred twenty-five thousand dollars ($125,000) in annual base salary, but who are reasonably expected by the Administrator to have total annual compensation (e.g., base salary, commissions and bonuses) of at least two hundred-thousand dollars ($200,000) are eligible to participate in the Plan; and (ii) Directors. For purposes of this Article, the term “Plan” shall mean the provisions of the Plan other than those contained in Appendix 1.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee and each Director shall complete, execute and return to the Administrator a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, all within thirty (30) days after he or she becomes eligible to participate in the Plan. The date a selected Employee or a Director becomes eligible to participate in the Plan shall be the date he or she is notified by the Administrator of such eligibility. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Commencement of Participation. Subject to the provisions set forth in Article 3 regarding elections made for the 2005 calendar year, provided a selected Employee or a Director has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period, that individual shall commence participation in the Plan as of the first pay period following the date on which he or she completes all enrollment requirements (or as soon as practicable thereafter as the Administrator may determine). If he or she fails to meet all such requirements within the period required, in accordance with Section 2.2, that individual shall not be eligible to participate in the Plan until the first day of the following Plan Year, again subject to timely delivery to and acceptance by the Administrator of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Administrator determines in good faith that a Participant who is an Employee no longer qualifies as a member of a select group of management or highly compensated employees of the Company, the Administrator shall have the right, in its sole discretion and subject to Section 409A, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the Participant’s then vested Account Balance as a Termination Benefit and terminate the Participant’s participation in the Plan.

2.5	Special Rules for Employees Who Terminated Employment During 2004. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 409A, any former Employee whom the Administrator designates, in its sole discretion, for participation and who, while an Employee, satisfied the requirements of 2.1, shall be eligible to participate in the Plan with respect to Incentive Payments otherwise payable following the former Employee’s Separation from Service. By way of example, an eligible former Employee who incurred a Separation from Service during 2004 may elect under Section 3.3(a) to defer all or a portion of the individual’s Incentive Payments

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otherwise payable during the 2005 calendar year, as long as the election is made no later than the earlier of (i) March 15, 2005, or (ii) the date such Incentive Payments are otherwise payable to the individual.

ARTICLE 3
Deferral Commitments/Company Contributions/Crediting/Taxes

3.1	Minimum Deferral.

(a)	Annual Base Salary, Incentive Payments and Directors Fees. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferred Amount, Annual Base Salary and/or Incentive Payments, or Directors Fees (as applicable) in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Annual Base Salary	$2,000
Incentive Payments	$2,000
Directors Fees	$2,000

Notwithstanding the foregoing, the Administrator may, in its sole discretion, establish for any Plan Year different minimum amount(s). If an election is made for less than the stated minimum amount(s), or if no election is made, the amount deferred shall be zero (0).

(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is twelve (12).

3.2	Maximum Deferral.

(a)	Annual Base Salary, Incentive Payments and Directors Fees. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary and/or Incentive Payments, or Directors Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Annual Base Salary	50%
Incentive Payments	100%
Directors Fees	100%

(b)	Administrator’s Discretion. Notwithstanding the foregoing, (i) the Administrator may, in its sole discretion, establish for any Plan Year maximum percentages which differ from those set forth above, and (ii) if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral

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Amount with respect to Annual Base Salary, Incentive Payments or Directors Fees shall be limited to the percentage of such compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form(s) to the Administrator for acceptance.

3.3	Election to Defer/Change in Election.

(a)	Timing of Election. Except as provided below, a Participant shall make Annual Base Salary, Incentive Payments and/or Directors Fee deferral election(s) with respect to Annual Base Salary, Incentive Payments and/or Directors Fees to be earned during a coming twelve (12) month Plan Year, provided that a deferral election that a Participant makes with respect to his or her 2005 Annual Base Salary shall be effective for the period commencing July 1, 2005 and ending December 31, 2005. Each such deferral election must be made during such election period as shall be established by the Administrator, which election period ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Annual Base Salary, Incentive Payments and/or Directors Fees to be deferred are to be performed, except as provided below. The Administrator may in its discretion establish different election periods for Annual Base Salary, Incentive Payment and/or Director Fee deferrals; provided, however, that, except as provided below, each such election period ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Annual Base Salary, Incentive Payments or Directors Fees to be deferred are to be performed.

Notwithstanding the preceding, in the case of the first Plan Year in which an Employee or Director becomes eligible to become a Participant, if and to the extent permitted by the Administrator, the individual may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Participant to defer Annual Base Salary, Incentive Payments and/or Directors Fees for services to be performed after the election. Also, notwithstanding the preceding, if and to the extent permitted by the Administrator, a Participant may make an election to defer that portion (if any) of his or her Incentive Payments which qualifies as Performance-Based Compensation no later than six (6) months prior to the last day of the period over which the services giving rise to the Performance-Based Compensation are performed.

In addition, notwithstanding the preceding, to the extent permitted by the Administrator and under Section 409A, a Participant may make an election to defer Annual Deferral Amounts that relate all or in part to services performed on or before December 31, 2005 (including, but not limited to, Annual Base Salary for services performed during the period commencing July 1, 2005 and ending December 31, 2005, Incentive Payments payable during the 2005 calendar year, Directors Fees payable during the 2005 calendar year and lump sum “change in control” and/or severance

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payments relating all or in part to services performed on or before December 31, 2005) no later than the earlier of (i) March 15, 2005, or (ii) the date such Annual Deferral Amounts are otherwise payable to the Participant.

Notwithstanding the preceding, with respect to a Participant’s election to defer any item of Annual Base Salary, Incentive Payments and/or Directors Fees under the Plan, if the Administrator determines prior to the deferral of such item that Section 409A prevents the proper federal income tax deferral of the item, the Participant’s election, to the extent permitted under Section 409A, shall be considered ineffective and the item shall instead be payable in cash to the Participant as though the deferral election not been made. By way of example, if a Participant elects to defer under the Plan any lump sum “change-in-control” and/or severance payment(s) otherwise payable to the Participant during the 2005 calendar year and, prior to the date such amount(s) otherwise would be payable to the Participant, the Administrator determines such amount(s) may not properly be deferred under the Plan in accordance with Section 409A, the Participant’s election shall be ineffective and the amount(s), if any, shall be paid to the Participant in cash instead of deferred under the Plan.

(b)	Manner of Election. For any Plan Year (or portion thereof), a deferral election for that Plan Year (or portion thereof), and such other elections as the Administrator deems necessary or desirable under the Plan, shall be made by timely delivering to the Administrator, in accordance with its rules and procedures, by the deadline(s) set forth above, an Election Form, along with such other elections as the Administrator deems necessary or desirable under the Plan. For these elections to be valid, the Election Form(s) must be completed and signed by the Participant, timely delivered to the Administrator (in accordance with Section 2.2 above) and accepted by the Administrator. If no such Election Form(s) is timely delivered for a Plan Year (or portion thereof), the Annual Deferral Amount shall be zero (0) for that Plan Year (or portion thereof).

(c)	Change in Election. A Participant may not elect to change his or her deferral election that is in effect for a Plan Year, except if and to the extent permitted by the Administrator and made in accordance with the provisions of Section 409A specifically relating to the change and/or revocation of deferral elections.

3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in the percentage elected by the Participant, as adjusted from time to time for increases and decreases in Annual Base Salary. The Incentive Payments and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Incentive Payments or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

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3.5	Annual Company Discretionary Amount. For each Plan Year, the Administrator, acting on behalf of the Company and in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Discretionary Account under this Plan, which amount shall be for that Participant the Annual Company Discretionary Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero (0), even though one or more other Participants receive an Annual Company Discretionary Amount for that Plan Year. Unless otherwise specified by the Administrator, the Annual Company Discretionary Amount, if any, shall be credited as of the last day of the Plan Year. Unless otherwise specified by the Administrator, if a Participant to whom an Annual Company Discretionary Amount is credited is not employed by or performing services for the Company as of the last day of a Plan Year other than by reason of his or her death or Disability, the Annual Company Discretionary Amount for that Plan Year shall be zero (0).

3.6	Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Administrator or investment manager appointed by the Administrator, to invest and reinvest the assets of the Trust in accordance with the applicable Trust agreement, including the reinvestment of the proceeds in one or more investment vehicles designated by the Administrator.

3.7	Vesting.

(a)	A Participant shall at all times be one hundred percent (100%) vested in his or her Deferral Account.

(b)	A Participant shall become vested in his or her Company Discretionary Account pursuant to a vesting schedule, if any, approved and documented by the Administrator at the time the Annual Company Discretionary Amount is credited to the Participant’s Company Discretionary Account.

3.8	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	Sub-Accounts. Separate sub-accounts shall be established and maintained with respect to each Participant’s Account Balance (together, the “Sub-Accounts”), if and as applicable, one attributable to the portion of the Participant’s Account Balance which represents Annual Base Salary deferrals, another attributable to the portion of the Participant’s Account Balance which represents Incentive Payment deferrals, another attributable to the portion of the Participant’s Account Balance which represents Annual Company Discretionary Amounts, and another attributable to the portion of the Participant’s Account Balance which represents Directors Fee deferrals.

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(b)	Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form(s), one or more Measurement Fund(s) (as described in Section 3.8(d) below) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts for the first business day of the Plan Year, continuing thereafter for the remainder of that Plan Year, as well as for subsequent Plan Years, unless changed in accordance with the next sentence. Commencing with the first business day of the Plan Year, and continuing thereafter for the remainder of the Plan Year and for subsequent Plan Years (unless the Participant ceases during the Plan Year to participate in the Plan), the Participant may (but is not required to) elect daily, by submitting an Election Form(s) to the Administrator that is accepted by the Administrator (which submission may take the form of an electronic transmission, if required or permitted by the Administrator), to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts, or to change the portion of each of his or her Sub-Accounts allocated to each previously or newly elected Measurement Fund(s). If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for the remainder of the Plan Year and for subsequent Plan Years (unless the Participant ceases during the Plan Year to participate in the Plan), unless changed in accordance with the previous sentence.

(c)	Proportionate Allocation. In making any election described in Section 3.8(b) above, the Participant shall specify on the Election Form(s), in ten percentage point (10%) increments (except as otherwise specified by the Administrator), the percentage of each of his or her Sub-Account(s) to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(d)	Measurement Funds. The Participant may elect one or more of the Measurement Funds set forth on Schedule A (the “Measurement Funds”) for the purpose of crediting or debiting additional amounts to his or her Account Balance. The Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund(s). Each such action will take effect as of the first business day that follows by thirty (30) days the day on which the Administrator gives Participants advance written (which shall include e-mail) notice of such change. The Administrator may also, in its discretion, limit the number and/or type(s) of Measurement Funds available with respect to one or more Sub-Account(s). If the Administrator receives an initial or revised Measurement Fund(s) election which it deems to be incomplete, unclear or improper, the Participant’s Measurement Fund(s) election then in effect shall remain in effect (or, in the case of a deficiency in an initial Measurement Fund(s) election, the Participant shall be deemed to have directed investment in a money market, fixed income or similar Measurement Fund made available under the Plan as determined by the Administrator in its discretion). If the Administrator possesses

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(or is deemed to possess as provided in the previous sentence) at any time directions as to Measurement Fund(s) of less than all of the Participant’s Account Balance, the Participant shall be deemed to have directed that the undesignated portion of the Account Balance be deemed to be invested in a money market, fixed income or similar Measurement Fund made available under the Plan as determined by the Administrator in its discretion. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Administrator and the Company, and their agents and representatives, from any losses or damages of any kind relating to (i) the Measurement Funds made available hereunder and (ii) any discrepancy between the credits and debits to the Participant’s Account Balance based on the performance of the Measurement Funds and what the credits and debits otherwise might be in the case of an actual investment in the Measurement Funds.

(e)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, or as otherwise determined by the Administrator in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant as of such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred was invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant, no later than the close of business on the third (3rd) business day after the day on which such amounts are actually deferred from the Participant’s Annual Base Salary, Incentive Payments and/or Directors Fees through reductions in his or her amounts otherwise payable, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar month, no earlier than three (3) business days prior to the distribution, at the closing price on such date.

(f)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account

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Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured general creditor of the Company.

(g)	Beneficiary Elections. Each reference in this Section 3.8 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

3.9	FICA and Other Taxes.

(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant who is an Employee, the Company shall withhold from that portion of the Participant’s Annual Base Salary and/or Incentive Payments that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with this Section 3.9.

(b)	Annual Company Discretionary Amounts. When a Participant who is an Employee becomes vested in a portion of his or her Company Discretionary Account, the Company shall have the discretion to withhold from the Participant’s Annual Base Salary and/or Incentive Payments that is not deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Administrator may reduce the vested portion of the Participant’s Annual Company Discretionary Amounts in order to comply with this Section 3.9.

3.10	Distributions. Notwithstanding anything herein to the contrary, (i) any payments made to a Participant under this Plan shall be in cash form, and (ii) the Company, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Company, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.

ARTICLE 4
Fixed Date Payout/Unforeseeable Financial Emergencies

4.1	Fixed Date Payout. In connection with each election to defer an Annual Deferral Amount (and/or, to the extent permitted by the Administrator, in connection with the Administrator’s election to credit an Annual Company Discretionary Amount on behalf of the Participant), a Participant may irrevocably elect to receive a future “Fixed Date Payout” from the Plan. At that time, the Participant may also irrevocably elect to receive his or her Annual Deferral Amounts and/or Annual Company Discretionary Amounts subject to the Fixed Date Payout election(s), plus amounts credited or debited thereto in the manner provided in Section 3.8 above, within sixty (60) days of the elected Fixed Date Payout date regardless of any intervening Separation from Service. If the Participant does not make an election pursuant to the immediately preceding sentence,

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to the extent permitted by Section 409A, should the Participant incur a Separation from Service prior to his or her selected Fixed Date Payout date, amounts otherwise subject to such Fixed Date Payout election shall not be paid in accordance with this Section 4.1, but instead shall be paid in accordance with Article 5. Unless the Administrator, in its sole discretion, permits or requires separate election(s) to be made with respect to the Annual Base Salary deferral portion, the Incentive Payment deferral portion and/or the Directors Fee deferral portion of the Annual Deferral Amount and/or with respect to the Annual Company Discretionary Amount, any election(s) made for a given Plan Year shall apply to the Participant’s entire Annual Deferral Amount and/or Annual Company Discretionary Amount for the Plan Year. In addition, except as otherwise required by the Administrator, a Participant may choose to divide his or her Annual Deferral Amount (or the Annual Base Salary deferral portion, Incentive Payment deferral portion or Directors Fee deferral portion thereof, as applicable) and/or the Annual Company Discretionary Amount into two or more portions (expressed in twenty-five percent (25%) increments) and choose a separate Fixed Date Payout (or elect to have no Fixed Date Payout) for each portion. Subject to the Deduction Limitation and to Section 3.10, each Fixed Date Payout shall be a lump sum payment in an amount that is equal to the selected portion of that year’s Annual Deferral Amount (or the Annual Base Salary deferral portion, the Incentive Payment deferral portion and/or the Directors Fee deferral portion thereof, as applicable) and/or Annual Company Discretionary Amount, and amounts credited or debited thereto in the manner provided in Section 3.8 above, determined at the time that the Fixed Date Payout becomes payable (rather than the date of a Separation from Service). Subject to the terms and conditions of this Plan, each Fixed Date Payout elected shall be paid out within sixty (60) days of the Fixed Date Payout date elected by the Participant. The Fixed Date Payout date elected by the Participant must be a July 1 which is approved by the Administrator and which is no earlier than the second July 1 following the Plan Year for which the Annual Deferral Amount (or the Annual Base Salary deferral portion, the Incentive Payment deferral portion and/or the Directors Fee deferral portion thereof, as applicable) is deferred, and/or for which the Annual Company Discretionary Amount is credited. By way of example, at the time a Participant elects to defer Annual Base Salary and Incentive Payments for 2005, the Participant may also make Fixed Date Payout election(s) in respect of one or more portions (expressed in twenty-five percent (25%) increments) of his or her 2005 Annual Deferral Amount, and the earliest Fixed Date Payout date the Participant may elect for any such portion is July 1, 2007. For instance, the Participant may choose to receive twenty-five percent (25%) of his or her 2005 Annual Deferral Amount on July 1, 2007, another twenty-five percent (25) on July 1, 2009 and no Fixed Date Payout with respect to the remaining fifty percent (50%) of his or her 2005 Annual Deferral Amount.

Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary, but subject to Section 409A and the procedures established by the Administrator, a Participant may, with respect to each Fixed Date Payout date, on a form determined by the Administrator, make one (1) or more additional deferral elections (a “Subsequent Election”) to defer payment of such Fixed Date Payout date to the July 1 of a Plan Year subsequent to the Fixed Date Payout date originally (or subsequently) elected; provided, however, any such Subsequent Election will be null

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and void unless accepted by the Administrator no later than one (1) year prior to the Fixed Date Payout date which would apply but for the Subsequent Election, and the new Fixed Date Payout date under such Subsequent Election is at least five (5) Plan Years from the Fixed Date Payout date which would apply but for the Subsequent Election.

4.2	Other Benefits Take Precedence Over Fixed Date Payout. To the extent permitted by Section 409A, should an event occur that triggers a benefit under Article 5, 6 or 7, any Annual Deferral Amounts and/or Annual Company Discretionary Amounts, plus amounts credited or debited thereon, that are subject to a Fixed Date Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article; provided, however, if the Participant so elects in accordance with Section 4.1, an intervening Separation from Service prior to a Fixed Date Payout date shall not cause the payment of benefits subject to the Fixed Date Payout election to be paid in accordance with Article 5 instead of Section 4.1.

4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator to (i) suspend any deferrals required to be made by a Participant (but only to the extent permitted under Section 409A) and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s vested Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship). A payout under this Section 4.3 shall be permitted solely to the extent permitted under Code Section 409A. If, subject to the sole discretion of the Administrator, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section 4.3 shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.

ARTICLE 5
Termination Benefits

5.1	Termination Benefit. Except as otherwise provided in Section 4.1, a Participant who incurs a Separation from Service shall receive, as a Termination Benefit, his or her entire vested Account Balance.

5.2	Payment Termination Benefit. Except as provided below, a Participant, in connection with his or her commencement of participation in the Plan in accordance with Article 2, shall elect on an Election Form to receive his or her Account Balance in a lump sum, pursuant to a Yearly Installment Method of five (5), ten (10) or fifteen (15) years or

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pursuant to any other installment schedule selected by the Participant and approved by the Administrator. Unless the Administrator, in its sole discretion, permits or requires separate election(s) to be made with respect to the Annual Base Salary deferral portion, the Incentive Payment deferral portion and/or the Directors Fee deferral portion of the Annual Deferral Amount for the Plan Year and/or with respect to the Annual Company Discretionary Amount for the Plan Year, any election made for a given Plan Year shall apply to the Participant’s entire Annual Deferral Amount and/or Annual Company Discretionary Amount for the Plan Year. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum.

Unless an election is changed by the Participant as provided below, such Termination Benefit shall be paid (or shall commence, in the case of installment payments) as soon as administratively practicable following the close of the calendar quarter of the Participant’s Separation from Service; provided, however, that any Participant who is a Specified Employee and who incurs a Separation from Service with the Employer shall not be entitled to receive any portion of his or her vested Account Balance under this Section prior to the date which is six (6) months after the date or his or her Separation from Service (or, if earlier, his or her death).

The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Administrator, provided that any such Election Form is submitted at least one (1) year prior to the Participant’s Separation from Service and, if required by Section 409A, provides for a distribution (or distribution commencement) date which is at least five (5) Plan Years from the distribution date then in effect. The Election Form most recently accepted by the Administrator shall govern the payout of the Termination Benefit with respect to the portion of the Participant’s Account Balance to which it pertains.

Notwithstanding anything above or elsewhere in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Employer if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted Section 409(A)) and the Company shall deny any change made to an election if the Administrator determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

ARTICLE 6
Survivor Benefit

6.1	Pre-Termination Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant’s entire vested Account Balance if the Participant dies prior to his or her Separation from Service or Disability.

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6.2	Payment of Pre-Termination Survivor Benefit. The Pre-Termination Survivor Benefit shall be paid or commence as soon as administratively practicable following the close of the calendar quarter which first follows the date on which the Administrator has been provided with proof that is satisfactory to the Administrator of the Participant’s death. Payments hereunder shall be made, as elected by the Participant in accordance with Section 409A, in the form of a lump sum, pursuant to a Yearly Installment Method of five (5), ten (10) or fifteen (15) years or pursuant to any other installment schedule selected by the Participant and approved by the Administrator. To the extent permitted by the Administrator and under Section 409A, the Participant’s Beneficiary shall be permitted to change the chosen method of distribution. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.

6.3	Death Prior to Completion of Termination or Disability Benefit. If a Participant dies after Separation from Service or Disability but before the Termination Benefit or Disability Benefit is paid in full, the Participant’s unpaid Termination Benefit or Disability Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.

ARTICLE 7
Disability Benefit

7.1	Disability Benefit. A Participant suffering a Disability shall receive, as a Disability Benefit, his or her entire vested Account Balance.

7.2	Payment Disability Benefit. Except as provided below, a Participant, in connection with his or her commencement of participation in the Plan in accordance with Article 2, shall elect on an Election Form to receive his or her Account Balance in a lump sum, pursuant to a Yearly Installment Method of five (5), ten (10) or fifteen (15) years or pursuant to any other installment schedule selected by the Participant and approved by the Administrator. Unless the Administrator, in its sole discretion, permits or requires separate election(s) to be made with respect to the Annual Base Salary deferral portion, the Incentive Payment deferral portion and/or the Directors Fee deferral portion of the Annual Deferral Amount for the Plan Year and/or with respect to the Annual Company Discretionary Amount for the Plan Year, any election made for a given Plan Year shall apply to the Participant’s entire Annual Deferral Amount and/or Annual Company Discretionary Amount for the Plan Year. If a Participant does not make any election with respect to the payment of the Disability Benefit, then such benefit shall be payable in a lump sum.

Unless an election is changed by the Participant as provided below, such Disability Benefit shall be paid (or shall commence, in the case of installment payments) as soon as administratively practicable following the close of the calendar quarter in which the Participant is determined to be suffering a Disability.

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The Participant may change his or her election to an allowable alternative payout period by submitting a new Election Form to the Administrator, provided that any such Election Form is submitted at least one (1) year prior to the Participant’s Disability. The Election Form most recently accepted by the Administrator shall govern the payout of the Disability Benefit with respect to the portion of the Participant’s Account Balance to which it pertains.

Notwithstanding anything above or elsewhere in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Employer if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted Section 409(A)).

ARTICLE 8
Beneficiary Designation

8.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

8.2	Beneficiary Designation/Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and delivered to the Administrator prior to his or her death.

8.3	Acceptance. No designation or change in designation of a Beneficiary shall be effective until received and accepted by the Administrator or its designated agent.

8.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse, or, if the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.5	Doubt as to Beneficiary. If the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its sole discretion, to cause the Company to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

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8.6	Discharge of Obligations. The payment of benefits under the Plan to a person believed in good faith by the Administrator to be a valid Beneficiary shall fully and completely discharge the Company and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits. Neither the Administrator nor the Company shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Administrator notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Administrator within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Administrator, the Administrator may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Administrator determines. If the location of none of the foregoing persons can be determined, the Administrator shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Company, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Administrator nor the Company shall be liable to any person for any payment made in accordance with such law.

ARTICLE 9
Leave of Absence

9.1	Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence from his or her service to the Company, the Participant shall continue to be considered employed by, or to serve as a Director of, the Company, and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.4.

9.2	Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from his or her service to the Company, the Participant shall continue to be considered employed by, or to serve as Director of, the Company, and, to the extent permitted under Section 409A, the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid service status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 10
Termination/Amendment/Modification

10.1	Termination. Although the Sponsor anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Sponsor will continue the Plan or

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will not terminate the Plan at any time in the future. Accordingly, the Sponsor reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of any Company’s participating Employees, by action of the Board. Upon a complete or partial termination of the Plan, the Plan Agreements of the affected Participants shall terminate and their vested Account Balances, determined as if they had experienced a Separation from Service on the date of Plan termination, shall, subject to Section 10.6, be paid to the Participants in accordance with their distribution elections in effect at the time of the Plan termination; provided however, if immediate distribution of a Participant’s Account Balance on termination is not permitted by Section 409A, the payment of the Account Balance shall be made only after Plan benefits otherwise become due hereunder. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

10.2	Amendment. The Sponsor, by action of the Board, or (to the extent permitted under Article 11) the Administrator may, at any time, amend or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that, subject to Section 409A, the Sponsor shall have the right to accelerate installment payments by paying the vested Account Balance in a lump sum or pursuant to a Yearly Installment Method using fewer years.

10.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6 or 7 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

10.4	Amendment to Ensure Proper Characterization of the Plan . Notwithstanding the previous Sections of this Article 10, the Plan may be amended at any time, retroactively if required, or if found necessary, in the opinion of the Administrator, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA sections 201(2), 301(a)(3) and 401(a)(1), to conform the Plan to the provisions of Section 409A and to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant’s receipt of the amounts or to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).

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10.5	Changes in Law Affecting Taxability.

(a)	Operation. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to him or her hereunder; provided, however, that no portion of this Section shall become operative to the extent that portion would result in a violation of Section 409A (e.g., by causing an impermissible distribution under Section 409A).

(b)	Affected Right or Feature Nullified. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (c), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant’s Account Balance is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account Balance not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Company, then only such Participants shall be subject to this Section.

(c)	Tax Distribution. If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

10.6	Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan or this Article 10 to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as

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practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

ARTICLE 11
Administration

11.1	Administrator Duties. This Plan shall be administered by the Administrator which shall be the Board, or, with respect to those duties and responsibilities described below, the committee designated by the Board to perform such duties and responsibilities (the “Nonqualified Plan Committee”). Members of the Board and the Nonqualified Plan Committee may be Participants under this Plan. No fee or compensation shall be paid to any person for services as the Administrator (but this does not prevent the payment of salary otherwise payable to an Employee of the Company for other services as a Company Employee). The Administrator shall have the discretion and authority to (i) interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Neither any Board member, nor any Nonqualified Plan Committee member shall vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Company. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board or the Administrator shall be made in its respective sole discretion and need not be uniformly applied to similarly situated individuals.

Any of the duties and responsibilities of the Administrator under the Plan, including, but not limited to those listed below, may be performed by the Nonqualified Plan Committee, except that any decision, interpretation, calculation or other action which would materially increase the Company’s liability and/or costs associated with the Plan must be approved by the Board:

(a)	the Nonqualified Plan Committee may designate those Employees of the Company who are eligible to participate in the Plan in accordance with Section 2.1;

(b)	the Nonqualified Plan Committee may make all discretionary decisions under the Plan with respect to Annual Company Discretionary Amounts; provided, however, that the Nonqualified Plan Committee may only credit an Annual Company Discretionary Amount under the Plan on behalf of a Participant without Board approval if, but for the decision to so credit, the Nonqualified Plan Committee could otherwise have directed, without Board approval, that the Participant receive an amount equal to the Annual Company Discretionary Amount in cash;

(c)	the Nonqualified Plan Committee may administer the claims procedure requirements of the Plan set forth in Article 13;

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(d)	the Nonqualified Plan Committee may make Plan amendments under Article 10, but only to the extent such amendments do not materially increase the Company’s liability and/or costs associated with the Plan;

(e)	the Nonqualified Plan Committee may change service providers used in connection with the Plan;

(f)	the Nonqualified Plan Committee may allocate expenses associated with the Plan’s administration among Participants’ Account Balances;

(g)	the Nonqualified Plan Committee may change the deemed investment alternatives available under the Plan.

Notwithstanding anything in the Plan or Appendix 1 to the contrary, the above-described duties and responsibilities of the Administrator, including those designated to the Nonqualified Plan Committee, shall apply with respect to amounts held under the Plan applicable to deferrals made on and after January 1, 2005 and also to deferrals made prior to January 1, 2005 under the Assurant Investment Plan.

11.2	Agents. In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

11.3	Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Each Participant, on his or her own behalf and on behalf of his or her respective Beneficiaries, heirs, representatives and assigns, as a condition of participation in the Plan, agrees to accept this discretion and authority of the Administrator.

11.4	Indemnity of Administrator. The Company shall indemnify and hold harmless the Administrator (including the individual members of the Board), its appointees and any Employee to whom the duties of the Administrator may be delegated (including but not limited to the Nonqualified Plan Committee), against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrator or any of its members or any such Employee. This indemnification shall be in addition to, and not in limitation of, any other indemnification protections of the Administrator by the Company, directly or indirectly.

11.5	Company Information. To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator on all matters relating to the compensation of the Participants, the date and circumstances of the Disability, death or Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require.

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ARTICLE 12
Other Benefits and Agreements

12.1	Coordination with Other Benefits. The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees or Directors of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 13
Claims Procedures

13.1	Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Article, references to disability benefit claims are intended to describe claims made by Participants for Disability Benefits payable pursuant to Article 7, but only if and to the extent that such claims require an independent determination by the Administrator that the Participant is or is not suffering from a Disability, within the meaning of 1.17. If the Administrator’s determination is based entirely on a disability determination made by another party, such as the Social Security Administration or another federal or state agency or an insurer with respect to a disability insurance policy covering the Participant, the Participant’s claim shall not be treated as a disability claim for purposes of the special provisions of this Article that apply to claims for which an independent determination of disability is required.

13.2	Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Administrator. The Administrator shall review the claim itself or appoint an individual or an entity to review the claim.

(a)	Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a Disability Benefit, the Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)	Disability Benefit Claims. In the case of a benefits claim that requires an independent determination by the Administrator of a Participant’s Disability status, the Administrator shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45)

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days after receipt of the claim. If, due to matters beyond the control of the Plan, the Administrator needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Administrator receives the claim, of those circumstances and of when the Administrator expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which entitlement to a Disability Benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)	Manner and Content of Denial of Initial Claims. If the Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

(ii)	A reference to the Plan provision or insurance contract provision upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.

In addition, in the case of a denial of Disability Benefits on the basis of the Administrator’s independent determination of the Participant’s Disability status, the Administrator will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

13.3	Review Procedures.

(a)	Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s

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Disability status, a request for review of a denied claim must be made in writing to the Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)	Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (a) above, a Claimant whose claim for Disability Benefits requires an independent determination by the Administrator of the Participant’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(i)	The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor by a subordinate of the individual who made the determination.

(ii)	The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence shall not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(iii)	The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

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(iv)	The decision on review will be made within forty-five (45) days after the Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(c)	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant Plan provisions or insurance contract provisions on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

13.4	Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

13.5	Legal Action. If the Plan fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a

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Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.

ARTICLE 14
Trust

14.1	Establishment of the Trust. The Company may establish the Trust, in which event the Company intends, but is not required, to transfer over to the Trust at least annually such assets as the Company determines, in its sole discretion, are necessary to provide for its respective future liabilities created with respect to the Annual Deferral Amounts and Annual Company Discretionary Amounts for the Participants.

14.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

14.3	Distributions from the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under this Plan.

ARTICLE 15
Miscellaneous

15.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

15.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3	Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Company and a Participant. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

15.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber,

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transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant. Subject to any employment agreement to which the Company and the Participant may be parties, such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company, either as an Employee or a Director, or to interfere with the right of the Company to discipline or discharge the Participant at any time.

15.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

15.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.

15.10	Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Assurant, Inc.
One Chase Manhattan Plaza
New York, NY 10005

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Attn: Plan Administrator, Assurant Deferred Compensation Plan

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

15.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14	Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15	Court Order. The Administrator is authorized to make any payments directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse in accordance with Section 409A.

15.16	Distribution in the Event of Taxation.

(a)	In General. Subject to Section 409A, if, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to

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receipt, the Participant may petition the Administrator, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid vested Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

(b)	Trust. If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

15.17	Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance. This provision shall not be construed as Participant consent for the purchase of insurance hereunder.

15.18	Aggregation of Employers. To the extent required under Section 409A, if the Company is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code §§414(b) or (c)), all members of the group shall be treated as a single Company for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require.

     IN WITNESS WHEREOF, the Sponsor has signed this Plan document as of March 1, 2005.

ASSURANT, INC.

By:	/s/ Robert Haertel

Title: Senior Vice President – Assurant, Inc.

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APPENDIX 1: PLAN PROVISIONS GOVERNING PRE-2005 DEFERRALS

Notwithstanding anything in the preceding provisions of the Plan to the contrary, the following shall govern the terms of the Plan as applicable to amounts deferred or contributed under the Plan prior to January 1, 2005.

ASSURANT INVESTMENT PLAN

PLAN DOCUMENT

1.	Purpose of the Plan. This plan shall be known as the Assurant Investment Plan. The purpose of the Plan is to provide the benefits of an option plan in order to attract and retain the highest quality employees for positions of substantial responsibility and to provide additional incentives to designated officers and employees of Assurant, Inc. and its subsidiaries and affiliates, thereby promoting the continued success of the Company.

2.	Definitions. As used herein, the following definition shall apply:

(a)	“Administrator” shall mean the Board, or the person or persons appointed by the Board to serve under paragraph 16, below.

(b)	“Award Date” shall mean the effective date of the Participant’s Option agreement, which, in the event of a Substitution, shall be the effective date of the new Option granted pursuant to the Substitution.

(c)	“Board” shall mean the Board of Directors of Fortis, Inc.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)	“Company” shall mean Fortis, Inc. and its subsidiaries and affiliates.

(f)	“Employee” shall mean any employee of the Company or member of the Board.

(g)	“Option” shall mean an option granted pursuant to this Plan to purchase one or more Shares.

(h)	“Option Agreement” means the written agreement evidencing the award of an Option under the Plan.

(i)	“Participant” shall mean any Employee who receives an Option under the Plan, as evidenced by an Option Agreement entered into between such Employee and Assurant, Inc.

(j)	“Plan” shall mean the Assurant Investment Plan, as amended from time to time.

(k)	“Retirement” shall mean normal retirement as defined in the Company’s then current tax qualified deferred benefit pension plan, or if there is no such retirement plan · “Retirement” shall mean voluntary termination of employment after age 55 with ten or more years service.

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ASSURANT INVESTMENT PLAN

(l)	“Shares” shall mean the shares of mutual funds, shares of common or preferred stock of a corporation listed or reported on a national securities exchange or quotation system, or shares of a regulated investment company, as designated and amended by the

Administrator and referenced in Appendix A. Shares may include stock or other equity interest or bonds in Assurant, Inc. or any company related to Assurant, Inc. if so permitted by the Board. In no way, however, may Shares include units of any money market funds or other cash equivalents. Shares subject to purchase pursuant to any Option shall also include any earnings and appreciation on such shares subsequent to the Award Date.

If Participant does not select a specific share, the share subject to the Option shall be the shares selected by the Administrator.

(m)	“Substitution” shall mean all exchanges of shares made within a single day.

(n)	“Termination of Employment” shall mean an Employee’s separation from the service of the Company by reason of retirement, resignation, discharge, death, disability or other termination. The Administrator may, in its discretion, determine whether any leave or other absence from service constitutes a Termination of Employment for purposes of the Plan.

3.	Term of Plan. The Plan shall become effective on the date it is adopted by the Board and shall continue in effect as amended from time to time until terminated pursuant to paragraph 18.

4.	Shares Subject to the Plan. The aggregate number and type of Shares subject to Options will be fully described in each Option Agreement.

5.	Eligibility. Employees of the Company who are designated as eligible and selected for inclusion in the Plan by the Administrator may receive Options under the Plan.

6.	Grant of Options. The Administrator shall determine the number of Shares to be offered from time to time pursuant to Options granted under the Plan. The grant of Options shall be evidenced by written Option Agreements containing such terms and provisions as are approved by the Administrator, including, but not limited to, the type and number of Shares subject to the Option and the Option Price as of the date of grant. The Administrator shall execute the Option Agreements on behalf of the Company upon instructions from the Board.

7.	Time of Grant of Options. The date of grant of an Option under the Plan shall, for all purposes, be the date on which the Administrator awards the Option, as evidenced by the date set forth in Appendix A of the Option Agreement.

8.	Option Price. The Option Price for each Share shall be expressed in each Option Agreement, provided, however, the Option Price shall be no lower than 25 percent of the fair market value of a

Share on the Award Date. Fair market value on any day of reference shall be the closing price of the Share on such date, unless the Administrator, in its sole discretion shall determine otherwise in a fair and uniform manner. Upon a request to exercise any Option, the Option Price required to be paid by the Participant shall be the greater of 25 percent of the fair market value on the Award Date or 50 percent of the fair market value of the Shares on the exercise date. For this purpose, the closing price of the Share on any business day shall be (i) if the Share is listed or admitted for trading on an}’ United States national securities exchange, the last reported sale price of the Share on such exchange, as reported in any newspaper of general circulation, (ii) if the Share is not listed

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ASSURANT INVESTMENT PLAN

or admitted for trading on any United States national securities exchange, the average of the high and low sale prices of the Share for such day reported on The Nasdaq SmallCap Market or a comparable consolidated transaction reporting system, or if no sales are reported for such day, such average for the most recent business day within five business days before such day which sales are reported, or (iii) if neither clause (i) nor (ii) is applicable, the average between the lowest bid and highest asked quotations for the Share on such day as reported by The Nasdaq SmallCap Market or the National Quotation Bureau, Incorporated, if at least two securities dealers have inserted both bid and asked quotations for the Share on at least 5 of the I0 preceding business days.

9.	Exercise. Except as otherwise provided in an Option Agreement, all Options granted under the Plan shall be vested at grant and therefore may be exercisable immediately, unless stated otherwise by the Administrator.

The Option may be exercised in thousand dollar increments or in its entirety at any time during the period beginning from the date of the grant as determined by the Option Agreement and ending on the date specified in the Option Agreement. The Participant will be allowed to request to exercise all or part of their Option(s) twice per calendar year with all reasonable distribution fees paid by the Company. Additional distributions will need the written approval of the Administrator, in its sole discretion, and the Participant will be required to pay all associated fees.

If cash dividends are paid on the Shares subject to an Option, such dividend will be reinvested in property of the same kind. Earnings, including dividends, shall be attributed proportionally to the property subject to the Option awards and will be purchased when the underlying award is exercised. For example, if an original grant of an Option to purchase 500 shares (after the payment of the exercise price) generated 100 additional shares on such 500 shares from reinvested dividends, an exercise of one-fourth of the originally granted Options will result in the purchase (after the payment of the exercise price) of 150 shares in order to proportionally include the resulting reinvested dividends. In the event of a noncash distribution stock dividend, stock split recapitalization or similar transaction that affects the market value of Shares subject to an Option, then the Option Price will be adjusted to maintain the same ratio of Option Price to Fair Market Value that existed prior to such transaction.

In addition, all Options granted under the Plan may only be exercised subject to any other terms specified in the Option Agreement and if such terms conflict with the terms of this Plan, the terms of the Option Agreement control.

10.	Limitations on Option Disposition. Any Option granted under the Plan and the rights and privileges conferred therewith shall not be sold, transferred. encumbered, hypothecated or otherwise anticipated by the Participant other than by will or the laws of descent and distribution. Options shall not be subject to, in whole or in part, the debts, contracts, liabilities, or torts of the Participant, nor shall they be subject to garnishment, attachment, execution, levy or other legal or equitable process.

11.	Limitations on Option Exercise and Distribution. In the event that the listing, registration or qualification of an Option or Shares on any securities exchange or under any state or federal law, or the consent of approval of any governmental regulatory body, or the availability of any exemption therefrom, is necessary as a condition of, or in connection with, the exercise of an Option, then the Option shall not be exercised in whole or in part until such listing, registration, qualification, consent or approval has been effected or obtained. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation or liability to deliver any Shares under the Plan

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unless such delivery would comply with all applicable laws and all applicable requirements, of any securities exchange or similar entity.

12.	Option Financing. Upon the exercise of any Option granted under the Plan, the Participant may instruct the Administrator to sell or deem to sell a number of Shares otherwise deliverable to the Participant and attributable to the exercise of the Option in order to pay the exercise price of the Option. The Administrator may, in its sole discretion, make financing available to the Participant to facilitate the exercise of the Option, subject to such terms as the Administrator may specify.

13.	Withholding of Taxes. The Administrator may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Option including, but not limited to, the withholding of the issuance of all or any portion of such Shares until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, canceling any portion of such issuance in an amount sufficient to reimburse itself for the amount it is required to so withhold, or taking any other action reasonably required to satisfy the Company’s withholding obligation.

14.	Modification of Option or Plan. At any time and from time to time, the Administrator may execute an instrument providing for the modification, extension, or renewal of any outstanding Option or the Option Plan.

15.	Substitution of Option. If a Participant has been granted an Option to purchase Shares under an Option Agreement, then except as limited by the terms of the Option Agreement, the Participant may direct that the Option be converted into an Option to purchase other Shares as permitted by the Option Agreement.

The date of such Substitution shall result in a new Award Date for purposes of determining the exercise price of the grant.

In no event shall a participant be permitted to make Substitutions more often than 12 times within a calendar year.

16.	Administration of the Plan. The Administrator, in its sole discretion, is authorized to select the Employees who will receive Options and to determine the number of Options and the number of Shares under each Option. The Board, or the person or persons appointed by the Board to serve as Administrator, shall be the Administrator of the Plan. The Administrator, in its sole discretion, is authorized to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to the Options granted under the Plan, to determine the form and content of Options to be issued under the Plan, and to make such other determinations and exercise such other power and authority as may be necessary or advisable for the administration of the Plan. No fee or compensation shall be paid to any person for services as the Administrator (but this does not prevent the payment of salary otherwise payable to an employee of Assurant, Inc. for other services as a Assurant, Inc. employee). The Administrator in its sole discretion may delegate and pay compensation for services rendered relating to the ministerial duties of plan administration including, but not limited to, selection of investments available under the Plan. Any determination made by the Administrator pursuant to the powers set forth herein are final, binding and conclusive upon each Participant and upon any other person affected by such decision, subject to the claims procedure hereinafter set forth. The Administrator shall decide any question which may arise regarding the rights of employees, Participants and beneficiaries and the amounts of their respective interests, adopt such rules and to exercise such powers as the Administrator may deem

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necessary for the administration of the Plan, and exercise any other rights, powers or privileges granted to the Administrator by the terms of the Plan. The Administrator’s interpretations and determinations under the Plan and the Option Agreement shall be conclusive and binding on all parties with an interest in the

Plan. The Administrator shall maintain full and complete records of its decisions. Its records shall contain all relevant data pertaining to the Participant and his rights and duties under the Plan. The Administrator shall have the duty to assure Account records are maintained for all Participants. The Administrator shall cause the principal provisions of the Plan to be communicated to the Participants and a copy of the Plan and other documents shall be available at the principal office of the Company for inspection by the Participants at reasonable times as determined by the Administrator.

17.	Continued Employment Not Presumed. Nothing in the Plan or any document describing it nor the grant of an Option via an Option Agreement shall give any Participant the right to continue in employment with the Company or affect the right of’ the Company to terminate the employment of’ any such person, with or without cause.

18.	Amendment and Termination of’ the Plan or Option Agreement. The Board, in its sole discretion, may amend, suspend or discontinue the Plan.

19.	Governing Law. The Plan shall be governed by and construed in accordance with the laws of’ the State of New York.

20.	Severability of Provisions. Should any provision of the Plan be determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

21.	Establishment of Trust. In its sole discretion, Assurant, Inc. (or any other participating employer in the Plan) may establish, in connection with the Plan, a trust, designed to be a grantor trust, within the meaning of Section 671 of the Code. Notwithstanding any other provision of the Plan, the assets of any such trust shall remain the property of the employer, grantor and will be subject to the claims of its creditors in the event of its bankruptcy or insolvency.

22.	Claims Procedure. In general, any claim for benefits under the Plan shall be filed by the Participant or beneficiary (“claimant”) on the form prescribed for such purpose with the Administrator. If a claim for benefits under the Plan is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Administrator within a reasonable period of time after receipt of the claim by the Administrator. The claims procedure shall be as follows:

(a)	Any claimant who is denied a claim for benefits shall be furnished written notice setting forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent provision of the Plan upon which the denial is based;

(iii)	a description of any additional material or information –necessary for the claimant to perfect the claim: and

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(iv)	an explanation of the claim review procedure under the Plan.

(b)	In order that a claimant may appeal a denial of a claim, the claimant or the claimant’s duly authorized representative may:

(i)	request a review by written application to the Administrator, or its designate, no later than sixty (60) days after receipt by the claimant of written notification of denial of a claim;

(ii)	review, pertinent documents, and

(iii)	submit issues and comments in writing.

(c)	A decision on review of a denied claim shall be made not later than sixty(60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be tendered within a reasonable period of time, but not later than one hundred and twenty (120) days after receipt of a request for review. The decision on a review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.

23.	Designation of Beneficiary. A Participant, by filing the prescribed form with the Administrator, may designate one or more beneficiaries and successor beneficiaries who shall be given the right to exercise Options in accordance with the terms of the Plan, in the event of the Participant’s death. In the event the Participant does not file a form designating one or more beneficiaries, or no designated beneficiary survives the Participant, the Option shall be exercisable by the individual to whom such right passes by will or the laws or descent and distribution.

24.	Unsecured Promise. The obligation of the Company to deliver Shares subject to the Options granted under this Plan constitutes an unsecured promise of the Company to fulfill such obligations and any property of the Company that may be set aside to permit it to fulfill such obligations under the Plan shall, in the event of the Company’s bankruptcy or insolvency, remain subject to the claims of the Company’s general creditors until such Options are exercised.

25.	Intent. The Plan is not intended to be a plan described in Sections 401(a) or 457 of the Code. The obligation of the Company to deliver Shares subject to the Options granted under this Plan constitutes nothing more than an unsecured promise of the Company to fulfill such obligations and any property of the Company that may be set aside, to permit it to fulfill such obligations under the Plan shall in the event of the Company’s bankruptcy or insolvency, remain subject to the claims of the Company’s general creditors until such Options are exercised.

As evidence of its adoption of the Plan, Assurant, Inc. has caused this instrument to be signed by its officer of representative duly authorized on this ___day of ___, 2000.

Fortis, Inc.

By:

J. Kerry Clayton

Title: President & CEO

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APPENDIX A TO ASSURANT INVESTMENT PLAN

Shares Available to the Company for Grant or Substitution

Description

Fortis Fund Family

AIM Family of Funds

Fidelity Advisor Funds

Putnam Fund Family

Warburg Pincus Fund Family